Law Offices

                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000

                                        June 13, 2002

Templeton Capital Accumulator Fund
500 East Broward Boulevard
Fort Lauderdale, Florida  33394

     RE: LEGALITY OF SHARES

Ladies and Gentlemen:

     We have examined the Certificate of Trust, the Agreement and Declaration of Trust and the Bylaws (together, the "Governing Documents") of Templeton Capital Accumulator Fund (the "Company"), a business trust formed under the laws of the State of Delaware on December 7, 2001. We have also examined the Company's Notification of Registration on Form N-8A filed under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Company's Registration Statement filed under both the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), as well as other proceedings of the Company and items we deem material to this opinion.

     The Company is authorized by its Governing Documents to issue an unlimited number of shares of beneficial interest without par value. The Governing Documents also authorize the Board of Trustees to divide the shares into separate series and to further divide the series into separate classes.

     The Company's filing with the U.S. Securities and Exchange Commission of its Registration Statement under the 1933 Act will register an indefinite number of shares of its beneficial interest pursuant to the provisions of Rule 24f-2 under the 1940 Act. You have further advised us that each year hereafter the Company will timely file a Notice pursuant to Rule 24f-2 perfecting the registration of the shares of beneficial interest sold by the Company for the fiscal year just ended.

     You have also informed us that the shares of beneficial interest of the Company will be sold in accordance with the Company's usual method of distributing its registered shares of beneficial interest, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the 1933 Act.

     Based upon the foregoing information and examination, it is our opinion that the Company is a valid and subsisting business trust under the laws of the State of Delaware, and that the shares of beneficial interest of the Company when issued for the consideration set by the Board of Trustees pursuant to the Governing Documents, and subject to compliance with Rule 24f-2, will be legally issued, fully-paid, and nonassessable shares of beneficial interest of the Company and the holders of such shares will have all the rights provided for with respect to such holding by the Governing Documents and the laws of the State of Delaware.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Company's Registration Statement under the 1933 Act, and to any reference to us in such Registration Statement as legal counsel who have passed upon the legality of the Company's shares of beneficial interest. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which shares of the Company are offered for sale.

                                Very truly yours,

                                STRADLEY, RONON, STEVENS & YOUNG, LLP

                                By:/s/MERRILL R.STEINER
                                  ------------------------------------
                                   Merrill R. Steiner, A Partner